Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT, BECAUSE IT IS (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. “[***]” INDICATES THAT INFORMATION HAS BEEN REDACTED.

October 22, 2024
Wheels Up Partners LLC
2135 American Way
Chamblee, GA 30341

Commitment Letter
Wheels Up Revolving EETC Transaction – up to $332,000,000 Class A Loan Facility (the “Class A Facility”)
Ladies and Gentlemen:
You (or, “Wheels Up”) have advised Bank of America, N.A. (“Bank of America”, “we”, “our” or “us”) that you intend to acquire from GrandView Aviation LLC (“GrandView”) up to 17 Embraer Phenom 300 and 300E aircraft and certain other assets (the “Acquisition”), and to finance the Acquisition, along with the other initial business jet aircraft identified on Exhibit A to the term sheet attached as Annex A hereto and incorporated herein by this reference (the “Term Sheet”, and the borrowing of the Class A Loans and the issuance and sale of the Equipment Notes described therein and all related transactions are hereinafter collectively referred to as the “Transaction”) pursuant to the financing transactions described therein. Capitalized terms used but not defined herein have the meanings assigned to them in the Term Sheet.
1.Commitments and Titles.
In connection with the Transaction, Bank of America is pleased to commit to provide the Class A Facility to the Loan Borrower in a principal amount equal to the lesser of (i) $332,000,000 and (ii) 75% of the Aggregate Appraised Value of the initial Aircraft (in such capacity, and together with any bank, financial institution and other institutional lender that becomes a lender in respect of the Class A Facility after the Effective Date pursuant to the terms of the Facility Documentation (as defined below), the “Lenders”), all upon and subject to the terms and conditions set forth in this letter (together with the Annexes, this “Commitment Letter”) including the Term Sheet. It is agreed that Bank of America will act as the sole lead arranger for the Class A Facility (in such capacity, the “Arranger”). You hereby agree that no additional agents, co-agents or arrangers will be appointed, and no other titles will be awarded, in each case, without our prior written approval.
2.Conditions.
The commitment of Bank of America hereunder and the undertaking of Bank of America to provide the services described herein are subject to the satisfaction or waiver of each of the following conditions precedent in a manner reasonably acceptable to Bank of America: (a) the accuracy and completeness of all representations that you and your affiliates make to Bank of America and your compliance with the terms of this Commitment Letter (including the Term Sheet); (b) the negotiation, execution and delivery of definitive documentation for the Class A Facility consistent with the Term Sheet and otherwise reasonably satisfactory to Bank of America (the “Facility Documentation”), and

completion of confirmatory due diligence review of the business of Wheels Up; (c) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, operations, property or condition (financial or otherwise) of Wheels Up and its subsidiaries, taken as a whole; (d) Wheels Up shall have substantially concurrently with the borrowing of the Class A Loans, issued the Equipment Notes as described in the Term Sheet; and (e) we shall have received all documentation and other information about Wheels Up and its controlled affiliates and the Loan Borrower as required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”).
You represent, warrant and covenant that (a) all financial projections concerning Wheels Up, each of its subsidiaries and any such financial projections concerning the assets of Wheels Up, in each case, in connection with the Transaction, and in each case that have been, or are hereafter, made available to Bank of America or the Lenders by you or any of your representatives on your behalf (the “Projections”) have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections are made available to Bank of America or the Lenders (it being understood and agreed that the Projections are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by the Projections may differ from projected results, and such differences may be material) and (b) all written information and written data other than (i) the Projections and (ii) any information of a general economic or industry nature in connection with the transactions contemplated hereby (the “Information”), which has been or is hereafter made available to Bank of America or the Lenders by you or any of your representatives on your behalf in connection with any aspect of the Transaction, when taken as a whole, as and when furnished, is correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, in each case, in light of the circumstances under which such statements are made and after giving effect to all updates and supplements thereto from time to time. You agree that if at any time prior to the Effective Date you become aware that the representation, warranty and covenant in the immediately preceding sentence would be incorrect in any material respect if the Information were being furnished, and such representation, warranty and covenant were being made, on such date that you will use commercially reasonable efforts to furnish us with further and supplemental information so that such representation and warranty shall be correct in all material respects under such circumstance (it being agreed that any such supplementation shall cure any breach of such representation and warranty). In issuing this commitment and in arranging the Class A Facility, Bank of America, is and will be using and relying on the Information without independent verification thereof. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation or any obligation of confidentiality binding upon you or your affiliates.
3.Syndication.
We intend to syndicate the Class A Facility to additional Lenders, and you agree to actively assist Bank of America in arranging and syndicating the Class A Facility that is satisfactory to Bank of America and you and is in a matter consistent with the term sheet. Such assistance shall include your (a) providing, through an internet data-site if requested, and causing your advisors to provide Bank of America and the other Lenders upon request with all information reasonably deemed necessary by Bank of America to complete the arranging and syndication of the Class A Facility, (b) assisting in the preparation of materials, including any lender presentation, to be used in connection with the arranging and syndication of the Class A Facility, in each case, in form and substance reasonably satisfactory to Bank of America, (c) using commercially reasonable efforts to ensure that the arranging and syndication efforts of Bank of America benefits materially from your existing banking relationships and (d) otherwise assisting Bank of America in their arranging and syndication of the Class A Facility, including by making your officers and advisors available from time to time to attend and make presentations regarding the business and prospects of Wheels Up and their subsidiaries, as appropriate, at one or more meetings of prospective Lenders. Notwithstanding anything contained in this Commitment Letter, that certain fee letter, of even date herewith, by and between you and Bank of America (the “Fee Letter”), the Facility Documentation or any other letter agreement or other undertaking concerning the Transaction to the contrary, none of the commencement nor the completion of the syndication of the Class A Facility or the obtaining of any item described above in this Section 3, shall constitute a condition precedent to the availability and initial borrowing under the Class A Facility.
You acknowledge that Bank of America, on your behalf, will make available Information to the proposed Lenders by posting the Information on IntraLinks, SyndTrak or another similar electronic system, in each case subject to a standard “click through” or similar confidentiality arrangements substantially consistent with those set forth in this Commitment Letter. In connection with the arrangement of the Class A Facility, unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Information suitable for distribution to any prospective Lender (each, a “Public Lender”) that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to Wheels Up, the Loan Borrower, Wheels Up Experience Inc., Delta, any of the foregoing entity’s affiliates, or the respective securities of any of the foregoing. You agree, however, that: (a) the Facility Documentation will contain provisions concerning Information to be provided to Public Lenders and the absence of MNPI therefrom; (b) you will use commercially reasonable efforts to identify that portion of the Information that may be distributed to Public Lenders as “PUBLIC”; and (c) Bank of America, on your behalf, may distribute the following documents to all prospective Lenders, (i) administrative materials for prospective Lenders, such as lender meeting invitations and funding and closing memoranda, (ii) notifications of changes to the Class A Facility’s terms, and (iii) other materials intended for prospective Lenders after the initial distribution of the Information, including drafts and final versions of the Facility Documentation, in each case unless you or your counsel advise Bank of America, as applicable, that such materials should not be distributed to Public Lenders. Prior to distribution of Information to prospective Lenders, you shall provide Bank of America with a customary letter authorizing the dissemination thereof reasonably satisfactory to you.
Unless approved by you (pursuant to the Fee Letter or otherwise, in each case, such approval not to be unreasonably withheld or delayed), notwithstanding anything in this Commitment Letter, the Fee Letter, the Facility Documentation or any other letter agreement or other undertaking concerning the Transaction to the contrary, and notwithstanding any syndication, assignment or other transfer by the Lender party hereto, (a) the Lender party hereto shall not be relieved, released or novated from its obligations hereunder (including its obligation to fund the Class A Facility) in connection with any syndication, assignment or other transfer until after the initial borrowing under the Class A Facility, (b) no such syndication, assignment or other transfer shall become effective with respect to any portion of the commitment of the Lender party hereto in respect of the Class A Facility until the initial borrowing under the Class A Facility, and (c) the Lender party hereto shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Class A Facility subject to the limitations described in this Section 3, including all rights with respect to consents, waivers, modifications, supplements and amendments, until the initial borrowing under the Class A Facility has occurred.
4.Fees; Indemnification.
By executing this Commitment Letter, you agree to reimburse Bank of America from time to time on demand, for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of Milbank LLP, as counsel to Bank of America, and of special and local counsel to the Lenders retained by the Arranger and (b) reasonable due diligence expenses) incurred in connection with the Class A Facility, the syndication thereof and the preparation of the Facility Documentation. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

You agree to indemnify and hold harmless Bank of America and each of its affiliates and each of the respective officers, directors, employees, agents, advisors and other representatives of each of the foregoing (each, an “Indemnified Party”) from and against (and will promptly reimburse each Indemnified Party upon request for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel (limited to one counsel for all Indemnified Parties taken as a whole and, if reasonably necessary, a single local counsel for all Indemnified Parties taken as a whole in each relevant material jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and, solely in the case of any actual or reasonably perceived conflict of interest between Indemnified Parties where the Indemnified Parties affected by such conflict inform you of such conflict, one additional counsel in each relevant material jurisdiction to each group of affected Indemnified Parties similarly situated taken as a whole)) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) this Commitment Letter, the Fee Letter or the Class A Facility or any aspect of the Transaction or any other transactions contemplated by this Commitment Letter or the Fee Letter, or (b) any use made, or proposed to be made, with the proceeds of the Class A Facility, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s gross negligence or willful misconduct, (ii) such Indemnified Party materially breached its obligations (or a related Indemnified Party breached its obligations) under this Commitment Letter or the Facility Documentation, or (iii) arising from any dispute among Indemnified Parties or any related Indemnified Parties of the foregoing, other than any claims arising out of any act or omission on the part of you or any of your affiliates.

In the case of an investigation, litigation or proceeding to which the indemnity in this section applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction, or any other transactions contemplated hereby, are consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise and whether at law or in equity) to you or your subsidiaries or affiliates, or to your or their respective equity holders or creditors, arising out of, related to, or in connection with this Commitment Letter, the Fee Letter, the Facility Documentation or any aspect of the Transaction or any other transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or such Indemnified Party’s material breach of its obligations under this Commitment Letter, the Fee Letter or the Facility Documentation. To the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any other party hereto, on any theory of liability for any special, indirect, consequential or punitive damages (including without limitation, any loss of profits, business or anticipated savings) arising out of, in connection with, or as a result of, this Commitment Letter, the Fee Letter, the Facility Documentation or any aspect of the Transaction or any other transactions contemplated hereby, provided that the foregoing will not relieve Wheels Up of any obligation it may have to indemnify any Indemnified Party pursuant to the second paragraph of this Section 4. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party or such Indemnified Party’s material breach of its obligations under this Commitment Letter, the Fee Letter or the Facility Documentation, in each case, as determined by a final and nonappealable judgment of a court of competent jurisdiction.
You will not be liable for any settlement of any action effected without your prior written consent (such consent not to be unreasonably withheld or delayed), but, if settled with your written consent or if there is a final judgment in any such actions, you agree to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the indemnification provisions of this Commitment Letter. You will not, without the prior written consent of an Indemnified Party, effect any settlement of any action in respect of which indemnity could have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such actions, (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Party, and (iii) requires no action on the part of the Indemnified Party other than its consent.
5.Confidentiality.
This Commitment Letter and Fee Letter, and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to (1) GrandView and their affiliates and your and their respective accountants, attorneys and other professional advisors retained by you or GrandView in connection with the Transaction and/or the Acquisition (provided, however, that any disclosure of the Fee Letter or its contents to GrandView or its accountants, attorneys or other professional advisors shall be redacted in a manner reasonably satisfactory to Bank of America in respect of the amounts of fees in the Fee Letter), and each of your controlling persons, members, partners, equity holders and representatives, (2) in connection with your enforcement of your rights or remedies hereunder or under the Fee Letter, (3) to potential Lenders or (4) as otherwise required by law or regulation or as requested by a governmental authority, may not be disclosed by you, in whole or in part, to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Term Sheet) and the Fee Letter on a confidential basis to Wheels Up Experience Inc.’s board of directors; provided, further, however, it is understood and agreed that you may disclose this Commitment Letter (including the Term Sheet) but not the Fee Letter (a) to the advisors of the Company in connection with their consideration of the Transaction, (a) after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, (c) you may disclose the aggregate amount of the fees (including upfront fees) payable under this Commitment Letter and the Fee Letter as part of disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) in connection with any syndication of the Class A Facility, (e) in any syndication of the Class A Facility, (f) to the extent that such information becomes publicly available other than by reason of improper disclosure by you or any of your affiliates in violation of any confidentiality obligations hereunder and (f) to rating agencies; and provided further, however, it is understood and agreed that you may disclose any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case you agree to inform the Arranger promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over you or any of your affiliates, (iii) solely in connection with the Transaction, to your affiliates, and your and such affiliates’ respective employees, directors, officers, legal counsel, independent auditors and other experts, agents, service providers or representatives who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, or (iv) with our consent.
Bank of America hereby notifies you that, pursuant to the requirements of the Act, each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow Bank of America to identify you in accordance with the Act.
Bank of America shall use all confidential information provided to it by or on behalf of you or your affiliates, subsidiaries and representatives hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transaction, and shall not disclose any such information (including the terms of this Commitment Letter or the Fee Letter) to any person or entity; provided, however, that nothing herein shall prevent Bank of America from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case Bank of America agrees to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over Bank of America or any of its respective affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by Bank of America or any of its affiliates, (iv) solely in connection with the Transaction, to Bank of America’s respective affiliates, and their and such affiliates’ respective employees, directors, officers, legal counsel, independent auditors and other experts, agents, service providers or representatives who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is or was received by Bank of America from a third party that is not, to Bank of America’s knowledge, subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by Bank of America, (viii) with your consent, (ix) to potential Lenders, participants, assignees or potential counterparties to any swap or derivative transaction relating to the you or any of your subsidiaries, or any of their respective obligations, in each case, who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and Bank of America, including as may be agreed in any confidential information memorandum or other marketing material) or (x) to service providers to Bank of America in connection with the administration and management of the Class A Facility (IntraLinks, SyndTrak or another similar electronic system providers).
The obligations under this Section 5 shall terminate on the earlier of (i) the second anniversary of the date hereof, and (ii) the execution and delivery of the Facility Documentation, at which time any confidentiality undertaking in such Facility Documentation shall supersede the provisions in this Section 5.
You acknowledge that Bank of America or its affiliates may be providing financing or other services to parties whose interests may conflict with yours.
Bank of America agrees that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you and your affiliates with the same degree of care as they treat their own confidential information from other third parties and otherwise in accordance with the confidentiality provisions set forth herein. Bank of America further advises you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services contemplated hereby and the Transaction, you agree that Bank of America is permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is, or may come, into the possession of Bank of America or any of such affiliates so long as such access, use and sharing do not violate the confidentiality provisions set forth herein.
6.Fiduciary Relationship; Binding Obligations.
In connection with all aspects of the Transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a)(i) the arranging and other services described herein regarding the Class A Facility are arm’s-length commercial transactions between you and your affiliates, on the one hand, and Bank of America, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the Transaction; (b)(i) Bank of America has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) Bank of America does not have any obligation to you or your affiliates with respect to the Transaction, except those obligations expressly set forth herein; and (c) Bank of America and its respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and Bank of America has no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against Bank of America with respect to any breach, or alleged breach, of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.
You represent and warrant that this Commitment Letter and the Fee Letter constitute your legally valid and binding obligation, enforceable at law and in equity against you in accordance with their terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)); provided, that nothing contained in this Commitment Letter or the Fee Letter obligates you or any of your affiliates to consummate the Transaction, enter into the Facility Documentation or to draw upon all or any portion of the Class A Facility. You will not take any position that is inconsistent with the foregoing representations and warranties.
7.Governing Law; Jurisdiction; Waiver of Jury Trial.
This Commitment Letter (including the Term Sheet) and the Fee Letter, and any suit, action or proceeding related hereto or thereto, whether in contract, tort or otherwise and whether at law or in equity, shall be governed by, and construed in accordance with, the laws of the State of New York.
Each of you and Bank of America hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether in contract, tort or otherwise and whether at law or in equity) arising out of or relating to this Commitment Letter (including the Term Sheet), the Fee Letter, the Transaction, or the actions of Bank of America in the negotiation, performance or enforcement hereof. Each of Bank of America and you hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, New York, in respect of any suit, action or proceeding (whether in contract, tort or otherwise and whether at law or in equity) arising out of or relating to the provisions of this Commitment Letter (including the Term Sheet), the Fee Letter, and the Transaction, and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Nothing in this Commitment Letter, the Term Sheet or the Fee Letter shall affect any right that Bank of America or any affiliate thereof may otherwise have to bring any claim, action or proceeding (whether in contract, tort or otherwise and whether at law or in equity) arising out of or relating to this Commitment Letter (including the Term Sheet), the Fee Letter, and/or the Transaction, in any court of competent jurisdiction, to the extent necessary or required as a matter of law to assert such claim, action or proceeding against any assets of the Loan Borrower or any of its subsidiaries or enforce any judgment arising out of any such claim, action or proceeding. Each of Bank of America and you agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding (whether in contract, tort or otherwise and whether at law or in equity) arising out of or relating to any such dispute. Each of Bank of America and you waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment. The commitments and undertakings of Bank of America may be terminated by us if you fail to perform your obligations under this Commitment Letter on a timely basis.
8.Survival.
The provisions set forth in Sections 4, 5, 6, 7 and this Section 8 shall remain in full force and effect, regardless of whether any definitive documentation for the Class A Facility shall be executed and delivered (except to the extent the confidentiality provisions are superseded by the Facility Documentation as provided above), and notwithstanding the termination of this Commitment Letter, the Fee Letter or any commitment or undertaking of Bank of America hereunder or thereunder; provided, that your obligations under this Commitment Letter and the Fee Letter, other than those relating to compensation, the syndication of the Class A Facility, information and confidentiality, will automatically terminate and be superseded by the Facility Documentation (with respect to indemnification, to the extent covered thereby) upon consummation of the Transaction.
9.Miscellaneous.
This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by electronic transmission (in .pdf format) shall be effective as delivery of a manually executed counterpart hereof or thereof. This Commitment Letter and the Fee Letter may be in the form of an Electronic Record (as defined herein) and may be executed using Electronic Signatures (as defined herein) (including, without limitation, .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by Bank of America of a manually signed paper communication which has been converted into electronic form (such as scanned into “.pdf” format), or an electronically signed communication converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, Bank of America is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by Bank of America pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent Bank of America has agreed to accept such Electronic Signature, Bank of America shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Loan Borrower without further verification and (b) upon the request of Bank of America, any Electronic Signature shall be promptly followed by a manually executed, original counterpart. “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC § 7006, as it may be amended from time to time.

This Commitment Letter (including the Term Sheet) and the Fee Letter embody the entire agreement and understanding among Bank of America, you and your affiliates with respect to the Class A Facility and supersedes all prior agreements and understandings relating to the specific matters hereof and thereof; provided, however, that the terms of the Class A Facility are not limited to those set forth herein or in the Term Sheet. Those terms that are not covered or made clear herein or in the Term Sheet or the Fee Letter, are subject to the mutual agreement of the parties. No party has been authorized by Bank of America to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is not assignable by either party without the prior written consent of the other party. This Commitment Letter is intended to be solely for the benefit of the parties hereto and the Indemnified Parties. Subject to the limitations otherwise set forth herein, Bank of America reserves the right to employ the services of its affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to Bank of America in such manner as Bank of America and its affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, Bank of America hereunder.
We hereby notify you that pursuant to the requirements of the Act and of 31 C.F.R. § 101.230 (as amended, the “Beneficial Ownership Regulations”), Bank of America is required to obtain, verify and record information that identifies the obligors, which information includes the name, address, tax identification number and other information regarding the obligors that will allow Bank of America to identify Wheels Up in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective as to Bank of America and each Lender. You hereby acknowledge and agree that Bank of America shall be permitted to share any or all such information with the other Lenders.
The provisions of this Commitment Letter are intended to be severable. If for any reason any provision of this Commitment Letter shall be held to be invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction, and the parties agree to negotiate in good faith to replace such invalid or unenforceable provision.
10.Termination.
This Commitment Letter and all commitments and undertakings of Bank of America hereunder will expire at 5:00 p.m. (New York City time) on October 22, 2024 unless you execute this Commitment Letter and the Fee Letter and return each of them to us (the date of such delivery, the “Countersignature Date”) prior to that time (which may be by electronic mail transmission), whereupon this Commitment Letter (including the Term Sheet) and the Fee Letter (each of which may be signed in one (1) or more counterparts) shall become binding agreements; provided, further, upon such acceptance of this Commitment Letter and continuing through the Termination Date (as defined below), save as provided for in this Commitment Letter, you shall not solicit any other bank, investment bank, financial institution, person or entity to provide, structure, arrange or syndicate the Class A Facility or any other financing similar to or as a replacement of the Class A Facility (the “Exclusivity Provision”). Thereafter, all commitments and undertakings of Bank of America hereunder (except to the extent that any provisions expressly survive termination of this Commitment Letter) will expire on the date (the “Termination Date”) which is the earliest of: (a) 90 calendar days after the Countersignature Date unless the Effective Date occurs on or prior thereto and (b) your breach of the Exclusivity Provision.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

We are pleased to have the opportunity to work with you in connection with this important financing.
Very truly yours,
BANK OF AMERICA, N.A.
By: /s/ Bradley Sohl
Name: Bradley Sohl
Title: Managing Director
[Signature Page – Wheels Up Commitment Letter]

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:
WHEELS UP PARTNERS LLC

By: /s/ George Mattson
Name: George Mattson
Title: Chief Executive Officer
[Signature Page – Wheels Up Commitment Letter]

ANNEX A
TERM SHEET

Class A Loan Commitment
Up to $332,000,000 of Class A-1 Loans (“Class A Loans”), which will be available on a revolving basis (“Class A Loan Commitment”) from the Effective Date until the date that is 36-months thereafter (the “Availability Period”). Prior to the end of the Availability Period, Wheels Up will have the right to obtain incremental commitments from existing or additional lenders to upsize the Class A Loan Commitment up to an aggregate of $400,000,000 (“Incremental Class A Loan Commitment”). Any undrawn Class A Loan Commitment at the end of the Availability Period shall be automatically cancelled. The “Term Period” is the period from the end of the Availability Period to the Maturity Date.
The Class A Loans, together with any additional pari passu certificates or loans, shall be referred to as the “Class A Obligations”. Any loans or obligations issued pursuant to the terms hereof shall be referred to, collectively, as the “Obligations”. Any additional Class of Obligations issued pursuant to “Issuances of Additional Classes of Certificates or Loans” below, will, in the case of additional certificates, represent a fractional undivided interest in a related trust (each, together with the Loan Borrower, a “Trust”) or may be issued to one or more Delaware statutory trusts (each, a “Borrower”), in the case of loans.

Loan Borrower	Wheels Up Class A Loan Trust 2024-1, a newly formed orphan Delaware statutory trust (the “Loan Borrower”)

Lenders	Bank of America, National Association, and the other lenders set forth in the Loan Agreement (the “Lenders”). [***]

[***] Fee	[***]

[***] Fee
Payable quarterly in arrears on each Payment Date (or Regular Distribution Date) on the average difference between the aggregate Class A Loan Commitment amount and the aggregate outstanding amount of Class A Loans (the “Unused Amount”). [***]

[***] Fee	[***]

Use of Proceeds
The proceeds from the issuance of the Loans will be used by the Loan Borrower on the relevant Issuance Dates (defined below) to acquire from Wheels Up Partners LLC (“Wheels Up”) the related series of Equipment Notes issued under the Indenture in respect of the Aircraft (as defined below) to be financed on such Issuance Date. The Class A-1 Lenders will fund the portions of the purchase price for the Equipment Notes to be purchased by the Loan Borrower on each Issuance Date. The initial Equipment Notes will be issued to finance certain business jet aircraft that are Eligible Aircraft owned by Wheels Up identified on Exhibit A hereto (the “Initial Aircraft”; and together with any other Eligible Aircraft financed pursuant to facility described herein, the “Aircraft”).
“Eligible Aircraft” means any Section 1110 eligible aircraft of any of the below-listed models that is owned by Wheels Up:
•Citation Excel or XLS
•Citation X
•Phenom 300 or 300E
•Hawker 400XP
•King Air 350i
•Challenger 300 / 350 / 605 / 650
•Falcon 7X / 8X / 2000LX/LXS / 2000S
•Global 5000 / 5500 / 6000 / 6500 / 7500
•Gulfstream G450 / 400
•Gulfstream G550 / 500
•Gulfstream G650 / 600 / 700

Conditions to Funding
Conditions to funding on the Effective Date and during the Availability Period, with respect to the Class A Loan Commitment, or with respect to any Incremental Class A Loan Commitment, to be usual and customary for transactions of this type and including, without limitation:
(i)receipt of a borrowing notice;
(ii)accuracy of representations and warranties;
(iii)no default or Indenture Default has occurred and is continuing at the time of funding (including pro-forma compliance with LTV and concentration limits based on the most recent appraisals required to be obtained prior to the applicable funding date); and
(iv)the Aircraft being financed is an Eligible Aircraft.

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Class A Advance Rate	75% of the Aggregate Appraised Value of the Aircraft then being financed.

Maturity Date	The 5th anniversary of the Effective Date.

Effective Date	The date of execution of the Loan Agreement.

Closing Date
On the closing date in respect of an Aircraft (each, a “Closing Date”), the Class A-1 Lenders will fund to the Loan Borrower an amount equal to the original principal amount of each Series A-1 Equipment Note to be purchased in respect of such Aircraft.

Issuance Dates
Each Initial Aircraft is scheduled to be financed on a single issuance date (as to each such Aircraft and any subsequently financed Aircraft, its “Issuance Date”), occurring on the initial Closing Date. On each Issuance Date, the Class A-1 Lenders will fund to the Loan Borrower an amount equal to the original principal amount of each Series A-1 Equipment Note in respect of each Aircraft to be financed on such date, and the Loan Borrower will in turn use such proceeds to acquire the Series A-1 Equipment Notes. The amount of Series A-1 Equipment Notes issued on an Issuance Date shall equal the Class A Advance Rate. The Issuance Date for all of the Initial Aircraft is expected to occur on or about the Effective Date.

Administrative/Facility Agent	Bank of America, National Association.

Structuring Agent	Bank of America, National Association.

Subordination Agent, Trustee and Security Trustee	[***]

Trust Property
The property of each Trust will include:
•The Equipment Notes acquired by such Trust.
•The Group Guaranty (defined below) with respect to such Equipment Notes.
•The rights of such Trust to acquire the related series of Equipment Notes under the Note Purchase Agreement.
•Subject to the Intercreditor Agreement, funds from time to time deposited with the applicable Trustee in accounts relating to such Trust, including payments made by Wheels Up on the Equipment Notes held in such Trust.

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Note Purchase Agreement	The note purchase agreement entered into on or about the Effective Date (the “Note Purchase Agreement”) among, inter alios, Wheels Up, the Loan Borrower and the Subordination Agent.

Wheels Up Group Guaranty
Pursuant to a guaranty agreement (the “Group Guaranty”), Wheels Up Experience Inc., Wheels Up Partners Holdings LLC and all other material subsidiaries of Wheels Up Experience Inc. that hold an FAA Part 135 operating certificate will unconditionally guaranty the payment obligations of Wheels Up under each Equipment Note. The Group Guaranty will include an obligation to cause additional material subsidiaries of Wheels Up Experience Inc. that hold an FAA Part 135 operating certificate and formed after the Effective Date to join as guarantors.

Delta Support
Pursuant to one or more loan transfer agreements (each, a “Loan Transfer Agreement”) [***], Delta Air Lines, Inc. (“Delta”) will unconditionally agree to purchase the Equipment Notes from the Loan Borrower on the earlier of (i) the occurrence and continuation of an Event of Default under the Equipment Notes and (ii) a breach by Delta of the Loan Transfer Agreement.

Regular Distribution Dates	The 15th day of each January, April, July and October, commencing on April 15, 2025, and the Maturity Date.

Record Dates	The 15th day preceding the related Distribution Date.

Distributions
The applicable Trustee (including the Loan Borrower in the case of the Class A-1 Loans) will distribute all payments of principal and interest received on the Equipment Notes held in each Trust to the Lenders or holders (the “Holders”) of the Class A-1 Loans or certificates of such Trust, subject to the subordination provisions applicable to such certificates or Class A-1 Loans.
Scheduled payments of principal and interest made on the Equipment Notes will be distributed on the Regular Distribution Dates.
Payments of principal and interest made on the Equipment Notes resulting from any redemption of such Equipment Notes prior to the Maturity Date will be distributed on a special distribution date after not less than 3 business days’ notice from the applicable Trustee to the applicable Holders.

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Subordination/Priority of Payments
Distributions on the Obligations and to the Junior Lienholders (as defined below) will be made in the following order:
•First, to the holders of the Class A Obligations to pay interest on the Class A Obligations.
•Second, to the holders of the Class A Obligations to make distributions in respect of the Pool Balance (to be defined in the Intercreditor Agreement) of the Class A Obligations.
•Third, to the Liquidity Reserve Account, to the extent the amount then on deposit in the Liquidity Reserve Account, together with amounts available under each Letter of Credit, is less than the Liquidity Reserve Account Required Balance.
•Fourth, to the extent of any distributions of proceeds of collateral, and following payment in full of the Class A Obligations and accrued interest thereon, to the Junior Lienholders, as applicable.
•Fifth, the balance, if any, of such payments or amounts remaining thereafter to Wheels Up.

Control of Security Trustee
The holders of at least a majority of the outstanding principal amount of Equipment Notes issued under the Indenture will be entitled to direct the Security Trustee in taking action as long as no Indenture Default is continuing. If an Indenture Default is continuing under the Indenture, subject to certain conditions, the “Controlling Party” will direct the Security Trustee under the Indenture (including in exercising remedies, such as accelerating the Equipment Notes or foreclosing the lien on the Aircraft).
The Controlling Party will be:
•The Loan Borrower in each case, as appointed by a majority in interest of the Class A Holders.
•Upon payment of final distributions to the holders of Class A Obligations, the trustee for any junior class of obligations.
In exercising remedies during the nine months after the earlier of (a) the acceleration of any Equipment Notes and (b) the bankruptcy of Wheels Up, such Equipment Notes and the related Aircraft subject to the lien of the Indenture may not be sold for less than certain specified minimums.
In connection with the sale of any Aircraft following the exercise of remedies, (i) such sale or other disposition shall be conducted in a commercially reasonable manner and in accordance with applicable law, including, without limitation, Article 9 of the Uniform Commercial Code and (ii) no break-up or other fees (excluding third-party broker fees) or similar amounts may be paid to any buyer, potential buyer or other person from the proceeds of such sale or other disposition.

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Right to Purchase Other Classes of Obligations
If Wheels Up is in bankruptcy and certain specified circumstances then exist:

•The Holders of any junior class of obligations will have the right to purchase all but not less than all of the Class A Obligations.

•The purchase price will be the outstanding balance of the Class A Obligations plus accrued and unpaid interest to the date of purchase.

PTC Events of Default
A “PTC Event of Default” means, with respect to each Class of Obligations, the failure to pay within 10 business days after the due date thereof: (i) the outstanding Pool Balance of such Class of Obligations on the Maturity Date for such Class, subject to the applicable grace period in the Indenture; or (ii) any outstanding Shortfall Amount on the Regular Distribution Date that is the second Regular Distribution Date following the Regular Distribution Date on which the interest represented by such Shortfall Amount was originally scheduled to be distributed.
Any failure to make expected principal distributions with respect to any Class of Obligations on any Regular Distribution Date (other than the Maturity Date) will not constitute a PTC Event of Default with respect to such Obligations.

Obligation to Purchase Equipment Notes	The Loan Borrower will be obligated to purchase the Equipment Notes issued with respect to each Aircraft pursuant to the Note Purchase Agreement, subject to prior receipt of the applicable purchase price from the applicable Holders on the scheduled Issuance Date therefor. Wheels Up will enter into a secured debt financing with respect to each Aircraft on the applicable Issuance Date pursuant to financing agreements substantially in the forms attached to the Note Purchase Agreement. The terms of such financing agreements must not vary the terms set forth in the Note Purchase Agreement, unless consent of majority in interest of the Class A Holders has been obtained. In addition, Wheels Up must certify to the Trustees that any substantive modifications do not materially and adversely affect the Holders. The Loan Borrower will not be obligated to purchase Equipment Notes if, at the time of issuance, Wheels Up is in bankruptcy or certain other specified events have occurred.

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Issuances of Additional Classes of Certificates or Loans
Additional loans or pass through certificates of one or more separate pass through trusts, which will evidence fractional undivided ownership interests in equipment notes secured by Aircraft, may be issued. Any such transaction may relate to (a) the issuance of one or more new series of subordinated equipment notes with respect to some or all of the Aircraft at any time after the final Issuance Date or (b) the refinancing of any series of subordinated equipment notes at or after repayment of any such refinanced series of subordinated equipment notes or other equipment notes issued with respect to all (but not less than all) of the Aircraft secured by such refinanced notes at any time after the final Issuance Date (“Additional Junior Obligations”). The holders of Additional Junior Obligations relating to other series of subordinated equipment notes, if issued, will have the right to purchase all of the Class A Obligations under certain circumstances after a bankruptcy of Wheels Up at the outstanding principal balance of the Obligations to be purchased plus accrued and unpaid interest, and other amounts due to Holders. Consummation of any such issuance of additional pass through certificates will be subject to satisfaction of certain conditions.

Equipment Notes

(a) Issuer	Wheels Up.

(b) Interest
Class A Interest Rate: (i) during the Availability Period, 1-month term SOFR plus 1.75%, (ii) during the first year of the Term Period, 1-month term SOFR plus 2.25% and (iii) during the second year of the Term Period, 1-month term SOFR plus 2.75% (in each case, subject to a floor of 0%).
Interest will accrue and be payable in arrears on the 15th day of each January, April, July and October of each year, commencing on the first such date after issuance of such Equipment Notes, and on the Maturity Date. Interest is calculated on the basis of a 360-day year and actual number of days elapsed.

(c) Principal / Amortization
Principal payments on the Equipment Notes are scheduled on the 15th day of each January, April, July and October of each year, commencing on April 15, 2025.
Class A Equipment Note Amortization (per annum): (i) 10% per annum through the end of the Availability Period; and commencing at the beginning of the Term Period, 12% per annum.

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(d) Redemption
Aircraft Event of Loss. If an Event of Loss occurs with respect to an Aircraft, all of the Equipment Notes issued with respect to such Aircraft will be redeemed, unless Wheels Up replaces such Aircraft under the related financing agreements. The redemption price for any such Aircraft Event of Loss will be the unpaid principal amount of such Equipment Notes, together with unpaid accrued interest thereon to the date of redemption.
Change of Control. Upon the occurrence of a Change of Control (as defined in the Indenture), Wheels Up shall offer to redeem all, but not less than all, of the Equipment Notes, at a redemption price equal to the unpaid principal amount of such Equipment Notes, together with unpaid accrued interest thereon to the date of redemption (which for the avoidance of doubt, shall be the date of the consummation of such Change of Control or such earlier date as Wheels Up and the Trustees shall determine).
LTV Cure Redemption and Concentration Limit Cure Redemption. If an LTV Ratio Trigger Event has occurred and is continuing or the Concentration Limits are breached as a result of the redemption of the Equipment Notes with respect to an Aircraft, Wheels Up may be required to make an LTV Cure Redemption or a Concentration Limit Cure Redemption, as applicable, to the extent necessary to cure the then applicable LTV Ratio Trigger Event or Concentration Limit breach.
Optional Redemption. Subject to Wheels Up’s right to redeem Equipment Notes to effect an LTV Cure Redemption or Concentration Limit breach, Wheels Up may elect to redeem all of the Equipment Notes issued with respect to an Aircraft prior to maturity. In addition, Wheels Up may elect to redeem all of the outstanding junior series equipment notes with respect to all of the Aircraft.
The redemption price for any optional redemption will be the unpaid principal amount of the relevant Equipment Notes, together with unpaid accrued interest thereon to the date of redemption.

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(e) Security
The Equipment Notes issued with respect to each Aircraft will be secured by a security interest in such Aircraft.
Any lease in respect of any Aircraft will be collaterally assigned pursuant to the Indenture in favor of the Security Trustee, and shall be subject and subordinate to the Indenture.
Wheels Up will also assign to the Security Trustee by way of security its rights in the maintenance or on-condition agreements in respect of each Aircraft that is subject to such an agreement or similar arrangement, and obtain a consent and acknowledgement from each provider thereof in favor of the Security Trustee, and Wheels Up will assign by way of security all remaining warranties, in each case, to the extent warranty rights with respect to the related Aircraft exist and are assignable.
Wheels Up will also grant to the Security Trustee a first priority pledge of the Liquidity Reserve Account (with a control agreement to the extent applicable).
Wheels Up will also grant to the Security Trustee as security for the Equipment Notes a perfected second lien on any assets pledged on a first-lien basis to any Junior Lienholder.

(f) Cross-collateralization	The Equipment Notes held in the Trusts will be cross-collateralized. This means that any proceeds from the exercise of remedies with respect to an Aircraft will be available to cover shortfalls then due under Equipment Notes issued with respect to the other Aircraft. In the absence of any such shortfall, excess proceeds will be held by the Security Trustee as additional collateral for such other Equipment Notes.

(g) Cross-default	There will be cross-default provisions in the Indenture. This means that if the Equipment Notes issued with respect to one Aircraft are in default and remedies are exercisable with respect to such Aircraft, the Equipment Notes issued with respect to the remaining Aircraft will also be in default, and remedies will be exercisable with respect to all Aircraft.

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(h) Liquidity Reserve
Beginning on the Effective Date Wheels Up will maintain a liquidity reserve in a pledged liquidity reserve account (the “Liquidity Reserve Account”) (or eligible letter of credit (a “Letter of Credit”)) at all times equal to 6-months of interest on the then outstanding Equipment Notes (the “Liquidity Reserve Account Required Balance”) based upon the current 3-month SOFR rate at the time of such determination.
If on any Regular Distribution Date the balance in the Liquidity Reserve Account (the “Liquidity Reserve Balance Amount”) together with the amounts available under each Letter of Credit exceeds the Liquidity Reserve Account Required Balance, such excess may, at the election of Wheels Up, be transferred to Wheels Up, and/or the amounts available under each Letter of Credit can be reduced, such that the amount in the Liquidity Reserve Account, together with amounts available under each Letter of Credit, are equal to the Liquidity Reserve Account Required Balance.

Amounts on deposit in the Liquidity Reserve Account can be used, and each Letter of Credit can be drawn, to fund any shortfalls in the payment of interest due and owing on the Equipment Notes on any Distribution Date (the amount of each such payment, a “Shortfall Amount”).[1]

(i) Section 1110 Protection	Wheels Up’s outside counsel will provide its opinion to the Trustees that the benefits of Section 1110 of the U.S. Bankruptcy Code will be available with respect to the Equipment Notes.

1 Liquidity reserve account to contain customary top-up obligations.

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(j) Junior Liens
Wheels Up may elect, from time to time, to place one or more “silent second” junior liens on all, but not less than all, of the Aircraft to secure obligations under one or more warehouse and/or ABL credit facilities (“Junior Financings”), provided that the holders of such lien(s) shall have no rights to foreclose upon (or otherwise interfere with, or delay the exercise of, any rights of the Security Trustee in respect of) the Aircraft until each Holder has been paid in full. Consummation of any such Junior Financing will be subject to satisfaction of certain conditions. Following an exercise of remedies by the Controlling Party, and so long as all amounts payable pursuant to the Equipment Notes and transaction documents have been paid (including, for the avoidance of doubt, any amounts then due to any Holder), the holders of such junior liens (the “Junior Lienholders”) shall be entitled to any remaining proceeds prior to distribution to Wheels Up. The Junior Lienholders or a representative on their behalf will agree for the benefit of the Security Trustee to be subject to the subordination and terms of the Intercreditor Agreement (including limitations on the exercise of remedies on behalf of the Junior Lienholders).

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(k) Appraisal Delivery; LTV Test, Cure Conditions
On or prior to each six month anniversary of the Effective Date, commencing the sixth month anniversary of the Effective Date (each such date, a “Collateral Test Date”), Wheels Up will be required to deliver to the Security Trustee (i) three Appraisals, each from a different Appraiser and dated a date no earlier than 60 days prior to the applicable Collateral Test Date, and each listing an Adjusted Fair Market Value with respect to each Aircraft, and (ii) a certificate with a calculation demonstrating whether or not a Collateral Trigger Event has occurred as of such Collateral Test Date using the Aggregate Appraised Value as of such Collateral Test Date.

If such certificate delivered to the Security Trustee with respect to any Collateral Test Date demonstrates that an LTV Ratio Trigger Event has occurred and is continuing as of such Collateral Test Date, Wheels Up will be required to, on a date (such date, the “Collateral Cure Date”) that is no later than 30 days after such Collateral Test Date (such 30th day, the “Collateral Cure End Date”), (1) redeem Equipment Notes (pro rata across each Series and with respect to each Aircraft) (an “LTV Cure Redemption”), and/or (2) provided the Cure Amount, after giving effect to prepayments made pursuant to clause (1) above, is less than 10% of the Aggregate Outstanding Principal Balance, deposit cash in an aggregate amount equal to the Cure Amount into an eligible account established pursuant to the Indenture with the Security Trustee (the “Cure Cash Collateral Account”) and/or (3) pledge additional Eligible Aircraft.

If Wheels Up elects to cure any LTV Ratio Trigger Event by depositing the Cure Amount into the Cure Cash Collateral Account, Wheels Up will be required to, on a date that is no later than 180 days from the Collateral Cure Date on which such Cure Amount was deposited (the “Cash Collateral End Date”), deliver new Appraisals (dated as of a date no more than 60 days prior to such Cash Collateral End Date) to the Security Trustee. If, as of such Cash Collateral End Date, an LTV Ratio Trigger Event has occurred and is continuing as of such Cash Collateral End Date, Wheels Up shall be required to make an LTV Cure Redemption in an aggregate amount equal to the amount required to cure the then existing LTV Ratio Trigger Event, provided, however, that if no LTV Ratio Trigger Event is continuing as of such Cash Collateral End Date, all or part of the Cure Amount shall be released to Wheels Up in an aggregate amount, such that, after giving effect to such release, no LTV Ratio Trigger Event shall occur.

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“Adjusted Fair Market Value” means, with respect to any Aircraft, the lower of mean and median of the three current market values of such Aircraft adjusted by the Appraiser to account for utilization, provided, if such Aircraft is subject to an eligible engine maintenance program under which reserves are paid by or on behalf of Wheels Up, the Adjusted Fair Market Value for such Aircraft shall assume “full life” engine maintenance status as listed in an Appraisal.

“Aggregate Appraised Value” means, as of any date of determination, the sum of the Adjusted Fair Market Value as of such date with respect to each Aircraft.

“Aggregate Outstanding Principal Balance” means, as of any date of determination, the aggregate outstanding principal amount of the Class A Obligations as of such date after giving effect to all principal payments made in respect of the Equipment Notes on or prior to such date.

“Appraisal” means each desktop appraisal prepared by an Appraiser and delivered by Wheels Up to the Security Trustee.

“Appraiser” means each of (i) Ascend by Cirium, (ii) AMC, (iii) Aircraft Bluebook (currently published by Penton Media) and (iv) any other mutually agreed independent nationally recognized ISTAT certified appraiser.

“LTV Ratio” means, as of any date of determination, the ratio (expressed as a percentage) of (a) the difference between (i) the Aggregate Outstanding Principal Balance and (ii) the amount of any cash on deposit in the Cure Cash Collateral Account as of such date (provided that such difference will not be negative) to (b) the sum of (i) the Aggregate Appraised Value as of such date and (ii) the amount then on deposit in the Liquidity Reserve Account plus the amounts available under each Letter of Credit.

“LTV Ratio Trigger Event” means, a circumstance that exists if, the LTV Ratio exceeds (i) for the period from the Effective Date through and including the fourth anniversary of the Effective Date, 75%, and (ii) thereafter, 70%.

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(l) CFO Certification	On each anniversary of the Effective Date, the Chief Financial Officer of the Issuer shall deliver a certificate to the Security Trustee confirming (a) compliance with all maintenance agreements or engine support arrangements (including a statement of the credit balances and other information related thereto) and (b) compliance with the maintenance covenants under the Indenture. The form of such certificate shall be agreed on the Effective Date, and any amendments to such form shall require the consent of a majority of the holders of Class A Obligations.

(m) Substitution of Engines	Wheels Up may elect to release any Engine from the security interest of the Indenture and substitute for it a replacement engine so long as the replacement engine will be the same model, or a comparable or improved model as the Engine being replaced, and has a value and utility (without regard to hours or cycles) at least equal to the replaced Engine.

Concentration Limits
Weighted average age of the portfolio (calculated based on (and after giving effect to) age at the applicable Issuance Date) not to exceed 12 years.
The maximum concentration limit with respect to Equipment Notes for a given model of Aircraft, measured as allocable Aggregate Principal Balance with respect to such Aircraft model as a percentage of the Class A Commitment, shall not exceed the thresholds set forth below:
•Citation X, Excel and XLS: 18%
•Hawker 400XP: 20%
•King Air 350i: 50%

If the Concentration Limits are breached as a result of the redemption of the Equipment Notes with respect to an Aircraft, Wheels Up will be required to, on a date that is no later than 30 days after the date of such sale, (1) redeem Equipment Notes (pro rata across each Series with respect to which a breach of such limits exists) (a “Concentration Limit Cure Redemption”) and/or (2) pledge additional Eligible Aircraft, such that the Concentration Limits are no longer breached.

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Events of Default
Events of Default to be usual and customary for transactions of this type and, in any event, substantially similar to the 2022 Precedent (modified as necessary to include Delta), plus:
(i)(a) an “Event of Default” has occurred and is continuing under the Amended and Restated Credit Agreement dated November 6, 2023 (as amended, restated, amended and restated or otherwise modified from time to time, including any refinancing or replacement thereof, the “Delta Revolver”) among Delta, JPMorgan Chase Bank, N.A., as administrative and collateral agent, and the lenders party thereto or (b) in the event the Delta Revolver is terminated (other than in connection with any refinancing or replacement thereof) prior to the Maturity Date, a breach of any covenant that was included in the Delta Revolver immediately prior to its termination;
(ii)failure to cure any noncompliance with the Concentration Limits within the required 30 day period; and
(iii)failure to cure any LTV Ratio Trigger Event within the required 30 day period.

Commitment Increase	At any time after the Effective Date but prior to the end of the Availability Period, Wheels Up shall have the right to increase the aggregate Class A Loan Commitment either by having one or more existing Lenders increase their Class A Loan Commitment or by adding one or more new Lenders, subject to certain conditions including that (a) any increase in the Class A Loan Commitment shall be a minimum amount of at least $5 million or a larger multiple of $5 million in excess thereof (or such lesser amount as the Administrative Agent may reasonably agree), (b) the amount of such increase in Class A Loan Commitments in the aggregate does not exceed $400,000,000 and (c) no default or Event of Default shall have occurred and be continuing at the time of such increase. No Lender will be obligated to increase its Class A Loan Commitment or shall have any right to bar the participation of any other Lender to increase its Class A Loan Commitment.

Certain U.S. Federal Tax Consequences	Each person acquiring an interest in Loans or certificates generally should report on its federal income tax return its pro rata share of income from the Equipment Notes and other property held by the relevant Trust.

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Certain ERISA Considerations	Each person who acquires Loans or a certificate will be deemed to have represented that either: (a) no employee benefit plan assets have been used to purchase or hold such Loan or certificate or (b) the purchase and holding of such Loan or certificate are exempt from the prohibited transaction restrictions of ERISA and the Code pursuant to one or more prohibited transaction statutory or administrative exemptions.

No Registration Rights
Wheels Up and its affiliates have no obligation or intention to register the Equipment Notes or Loans for resale under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state of the United States or any other jurisdiction or to offer to exchange the Loans for registered Loans under the Securities Act or the securities laws of any state of the United States or any other jurisdiction.

Rating of the Loans	No rating of the Loans will be required.

Governing Law	The Loans, the Note Purchase Agreement, the Indenture, the Group Guaranty, the Loan Transfer Agreement, the Equipment Notes and other transaction documents will be governed by the laws of the State of New York.

Documentation Principles
The transaction documents will be based on, and substantially consistent with, the Wheels Up 2022-1 EETC transaction (the “2022 Precedent”), with such changes as may be agreed by the parties, including to reflect terms consistent with a Delta-supported transaction, and otherwise will include terms consistent with this Term Sheet.

Breakage Loss; Increased Costs	The Facility Documentation will contain customary provisions protecting the Lenders in the event of SOFR breakage loss, and reserve and capital adequacy requirements.

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Exhibit A

Aircraft

[***]

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